Exhibit 10.6

SCHEDULE

to the

MASTER AGREEMENT

dated as of October 11, 2007 between

Barclays Bank PLC (“Party A”)

and

Capital One Auto Finance Trust 2007-C (“Party B”)

Reference is made to (i) that certain Indenture dated as of October 11, 2007 (the “Indenture”) between Party B as the Issuer thereunder and Deutsche Bank Trust Company Americas, as Indenture Trustee and (ii) that certain Financial Guaranty Insurance Policy for Swap Agreement issued on October 11, 2007, (the “Swap Policy”) by Financial Guaranty Insurance Company (the “Insurer”), for the account of Party B, as principal, and for the benefit of Party A, as beneficiary. Capitalized terms used but not defined in this Agreement or this Schedule will have the meanings ascribed to them in the Sale and Servicing Agreement identified in the Indenture.

Part 1. Termination Provisions

(a)	“Specified Entity” means, with respect to Party A for all purposes of this Agreement, none specified, and with respect to Party B for all purposes of this Agreement, none specified.

(b)	“Specified Transaction” has its meaning as defined in Section 14 of this Agreement.

(c)	Section 5(a)(i) “Failure to Pay” applies to Party A and Party B.

(d)	Section 5(a)(iii) “Credit Support Default” applies to Party A and Party B; provided that only Section 5(a)(iii)(1) will apply in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

Notwithstanding Section 5(a)(iii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not be an Event of Default unless (A)(1) the Moody’s Second Rating Trigger Requirements (defined below) apply and at least 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply, (2) an S&P Required Ratings Downgrade (defined below) has occurred and been continuing for 10 or more Local Business Days, or (3) a Fitch Required Ratings Downgrade (defined below) has occurred and been continuing for 30 or more days, and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(e)	Section 5(a)(ii) “Breach of Agreement,” Section 5(a)(iv) “Misrepresentation”; Section 5(a)(vi) “Cross Default” and Section 5(a)(viii) “Merger without Assumption” apply to Party A and do not apply to Party B; provided, however, notwithstanding anything to the contrary in Section 5(a)(ii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(ii) unless (A) the Moody’s Second Rating Trigger Requirements (defined below) apply and at least 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply, (B) an S&P Required Ratings Downgrade has occurred and been continuing for 10 or more Local Business Days, or (C) a Fitch Required Ratings Downgrade has occurred and been continuing for 30 or more days.

“Specified Indebtedness” will have the meaning specified in Section 14, provided that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means, with respect to Party A (or its Credit Support Provider), 3% of shareholders’ equity as described in its most recently published audited financial statement or its equivalent in any currency (excluding deposits).

(f)	Section 5(a)(v) “Default under Specified Transaction” does not apply to Party A or Party B.

(g)	Section 5(a)(vii) “Bankruptcy” applies to Party A and Party B; provided that the provisions of Section 5(a)(vii) clauses (2), (7) and (9) will not be applicable to Party B; clause (3) will not apply to party B to the extent it refers to any assignment, arrangement or composition that is effected by or pursuant to the Transaction Documents; clause (4) will not apply to Party B to the extent that it refers to proceedings or petitions instituted or presented by Party A or any of its Affiliates; clause (6) will not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Transaction Documents or (ii) any appointment that Party B has not become subject to; clause (8) will not apply to Party B to the extent that it applies to Section 5(a)(vii)(2),(4),(6), and (7) (except to the extent that such provisions are not disapplied with respect to Party B.

(h)	Section 5(b)(i) “Illegality” applies to Party A and Party B.

(i)	Section 5(b)(ii) “Tax Event” applies to Party A and Party B; provided that the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which the Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)” shall be deleted for purposes of the application of Section 5(b)(ii) to Party A.

(j)	Section 5(b)(iii) “Tax Event upon Merger” applies to Party A and Party B; provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event Upon Merger in respect of which it is the Affected Party.

(k)	Section 5(b)(iv) “Credit Event Upon Merger” does not apply to Party A or Party B.

(l)	“Automatic Early Termination” does not apply to Party A or Party B.

(m)	Payments on Early Termination. “Market Quotation” and “Second Method” apply; provided, however, with respect to an early termination in which Party A is the Defaulting Party or sole Affected Party in respect of an Additional Termination Event or Tax Event Upon Merger, notwithstanding Section 6 of this Agreement the following amendment to the Agreement set forth in paragraphs (i) to (vii) below shall apply:

(i) For the purposes of Section 6(d)(i), Party B’s obligation with respect to the extent of information to be provided with its calculations is limited to information Party B which Party B is able to release without breaching any contractual obligations or the provisions of any law applicable to Party B.

(ii) The definition of “Market Quotation” shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.”

(iii) In determining whether or not a Firm Offer satisfies the condition in sub-paragraph (4) of Market Quotation, Party B shall act in a commercially reasonably manner.

(iv) The definition of “Settlement Amount” shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)	if, on or prior to such Early Termination Date, a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation; or

(b)	if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and one or more Market Quotations from an Eligible Replacements have been communicated to Party B and remain capably of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotation; or

(c)	if, on such Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotations from Eligible Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

(v) At any time on or before the Early Termination Date at which two or more Market Quotations from Eligible Replacements have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (i) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number and (ii) the lower of two Market Quotations expressed as negative numbers is the one with the largest absolute value).

(vi) If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(vii) If the Settlement Amount is a negative number, Section 6(e)(i)(3) of this Agreement shall be deleted in its entirety and replaced with the following:

“Second Method and Market Quotation. If Second Method and Market Quotation apply, (1) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B, provided that, (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) shall not be netted-off against any amount payable by Party B under (1).”

(n)	“Termination Currency” means United States Dollars.

(o)	Additional Termination Events.

(i)	The occurrence of any of the following events shall be an Additional Termination Event:

(A)	Party A fails to comply with Part 6(m), or 6(q)(ii) of this Agreement.

(B)	(i) Party B fails to comply with Part 6(f)(i) of this Agreement; (ii) any redemption, acceleration, auction, clean-up call or other prepayment in full, but not in part, of the Notes outstanding occurs under the Indenture or Sale and Servicing Agreement (or any notice is given to that effect and such redemption, acceleration, auction, clean-up call or other prepayment is not capable of being rescinded); or (iii) the Indenture Trustee and/or the Noteholders take any action or exercise any rights or remedies under the Indenture or under law that would result in (1) the appropriation of any right, title and interest in and to the Collateral under the Indenture in satisfaction, in whole or in part, of the obligations secured thereby, but only to the extent that such appropriation has an adverse effect on Party A, (2) the sale, liquidation or disposition of the Collateral under the Indenture and the application of the proceeds thereof, in whole or in part, to the obligations secured thereby, or (3) the release of the security interest in the Collateral granted under the Indenture in exchange for receiving either the payment, in whole or in part, of the obligations secured thereby.

(C)	Moody’s First Rating Trigger Collateral. The Moody’s First Rating Trigger Requirements apply and Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and either (x) the Moody’s Second Rating Trigger Requirements do not apply or (y) less than 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply.

The “Moody’s First Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Moody’s First Trigger Required Ratings.

An entity shall have the “Moody’s First Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-1” and its long-term, unsecured and unsubordinated debt obligations are rated “A2” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A1” or above by Moody’s.

(D)

Moody’s Second Rating Trigger Replacement. (x) The Moody’s Second Rating Trigger Requirements apply and 30 or more Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply and (y) at least one Eligible Replacement has made a Firm

Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that paragraphs (i) and (ii) of Part 1(m) above apply) and which remains capable of becoming legally binding upon acceptance;

The “Moody’s Second Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Second Trigger Required Ratings.

An entity shall have the “Moody’s Second Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-2” or above and its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s.

So long as the Moody’s Second Rating Trigger Requirements apply, Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, procure either (x) an Eligible Guarantee to be provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (y) a transfer to an Eligible Replacement in accordance with Part 6(a)(ii) below.

(E)	The Insurer fails, at any time during the term of this Agreement, to have (a) a claims paying ability rating of at least “A-” or higher from S&P, (b) a financial strength rating of at least “A3” or higher from Moody’s or (c) a financial strength rating of at least “A-” or higher from Fitch and either (x) an Event of Default under this Agreement has occurred and is continuing with respect to which Party B is the Defaulting Party or (y) a Termination Event has occurred and is continuing with respect to which Party B is the Affected Party;

(F)	The Insurer fails to meet its payment obligations under the Swap Policy and such failure is continuing under the Swap Policy.

(ii)	For purposes of the right to terminate under Section 6(b)(iv) of the Agreement pursuant to any Additional Termination Event set forth above, Party A will be the sole Affected Party for any Additional Termination Event described in Part 1(o)(i)(A), (C) and (D) and Party B will be the sole Affected Party for any other Additional Termination Event described in Part 1(o). In each case, all Transactions shall be Affected Transactions.

(iii)

Notwithstanding anything to the contrary in Section 6 of this Agreement, if either an Event of Default or Termination Event has occurred and is continuing, (other than with respect to Section 5(b)(i) or an Additional Termination Event described in Part 1(o)(i)(E) or (F) or in Part 1(o)(i)(A) as a result of the failure of Party A to comply with Part 6(q)(ii) of this Agreement), neither Party A nor Party B shall have the right to designate an Early Termination Date unless either (a) the Insurer has failed to pay any payment due to Party A under the terms and conditions of the Swap Policy or (b) the Insurer has consented in advance to such designation in writing and any purported designation in violation of this provision will, at the election of the Insurer, be void and of no effect.

(iv)	At any time after the occurrence of an Event of Default for which Party B is the Defaulting Party, the Insurer (so long as it has not failed to pay any payment due to Party A under the terms and conditions of the Swap Policy) shall have the right (but not the obligation) to direct Party A to designate an Early Termination Date. For purposes of the foregoing sentence, an Event of Default for which Party B is the Defaulting Party shall be considered to be continuing notwithstanding any payments made by the Insurer pursuant to the Swap Policy. Each of Party A and Party B acknowledges that, except as the Swap Policy may be otherwise endorsed, unless the Insurer directs Party A to designate an Early Termination Date (as opposed to merely consenting to such designation by one of the parties) payments due from Party B because an Early Termination Date has been designated will not be insured.

Part 2. Tax Provisions

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i)	Party A makes the following representation:

(A) (1)	With respect to payments made to Party A which are not effectively connected to the U.S.:

It is a non-U.S. branch of a foreign person for U.S. federal income tax purposes; and

(2)	With respect to payments made to Party A which are effectively connected to the U.S.:

Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the U.S.

(B)	Party A makes no other Payee Tax Representations.

(ii)	Party B makes the following representations:

(A)	It is a statutory trust organized or formed under the laws of the State of Delaware.

(B)	Party B makes no other Payee Tax Representations.

(c)	Tax Forms.

(i)	Delivery of Tax Forms. For the purpose of Section 4(a)(i) of this Agreement, and without limiting Section 4(a)(iii) of this Agreement, Party B agrees to duly complete, execute and deliver to Party A the tax forms specified below (A) with respect to it before the first Payment Date under this Agreement, (B) promptly upon reasonable demand by the other party and (C) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

In addition, in the case of any tax form that is a Periodic Tax Form required to be delivered by Party B under this Agreement, Party B agrees to renew such tax form prior to its expiration by completing, executing and delivering to Party A that tax form (“Renewal Tax Form”) in each succeeding third year following the year of execution of any such tax form or Renewal Tax Form delivered by Party B to Party A under this Agreement so that Party A receives each Renewal Tax Form not later than December 31 of the relevant year. “Periodic Tax Form” means any IRS Form W-8BEN, W-8IMY or W-8EXP that is delivered by Party B to Party A without a U.S. Taxpayer Identification Number.

(ii)	Tax Forms to be Delivered by Party A:

Party A will deliver a correct, complete and duly executed U.S. Internal Revenue Service Form W-8BEN and/or W-8ECI, as applicable, (or successor thereto).

(iii)	Tax forms to be Delivered by Party B:

Party B will deliver a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal back-up withholding tax on payments to Party B under this Agreement.

Part 3. Documents

(a)	Delivery of Documents. When it delivers this Agreement, each party shall also deliver its Closing Documents to the other party and the Insurer in form and substance reasonably satisfactory to the other party and the Insurer. Except for the opinions of each party’s counsel, the representation set forth in Section 3(d) shall apply to each party’s Closing Documents. For each Transaction, a party shall deliver, promptly upon request, a duly executed incumbency certificate for the person(s) executing the Confirmation for that Transaction on behalf of that party.

(b)	Closing Documents.

(i)	For Party A, “Closing Documents” means:

(A)	an opinion of Party A’s counsel addressed to Party B and the Insurer in form and substance reasonably acceptable to Party B and the Insurer; and

(B)	a duly executed incumbency certificate for each person executing this Agreement for Party A, or in lieu thereof, a copy of the relevant pages of its official signature book; and

(ii)	For Party B, “Closing Documents” means:

(A)	an opinion of (i) Party B’s counsel addressed to Party A and the Insurer in form and substance reasonably acceptable to Party A and the Insurer; and (ii) counsel to the Insurer addressed to Party A and Party B in form and substance reasonably acceptable to Party A and Party B;

(B)	a duly executed copy of the Amended and Restated Trust Agreement for Party B;

(C)	a duly executed certificate of the secretary or assistant secretary of the Owner Trustee of Party B certifying the name and true signature of each person authorized to execute this Agreement and enter into Transactions for Party B;

(D)	a duly executed copy of the Indenture; and

(E)	a duly executed Swap Policy.

Part 4. Miscellaneous

(a)	Addresses for Notices. For purposes of Section 12(a) of this Agreement, unless otherwise specified in the relevant Confirmation, all notices to a party shall, with respect to any particular Transaction, be sent to its address or facsimile number specified below.

To Party A:

Address:	Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
Facsimile:	44(20) 777 36461
Phone:	44(20) 777 36810

With a copy to:

Address:	Financial Guaranty Insurance Company
125 Park Avenue
New York, New York 10017
Facsimile:	(212) 312-3220
Attention:	Structured Finance Surveillance
Email:	SFsurveillance@fgic.com

To Party B:

Capital One Auto Finance Trust 2007-C

c/o Wilmington Trust Company, as Owner Trustee

1100 North Market Street

Wilmington, DE 19890-0001

Attention: Jeanne Oller

Telephone: (302) 636-6188

Facsimile:  (302) 636-4140

With a copy to:

Capital One Auto Finance, Inc.

1680 Capital One Drive

McLean, Virginia 22102

Attention: Director of Securitization

Telephone: (703) 720-1000

Facsimile:  (703) 720-2121

With a copy to the Insurer at the following address:

Address:	Financial Guaranty Insurance Company
125 Park Avenue
New York, New York 10017
Facsimile:	(212) 312-3220
Attention:	Structured Finance Surveillance
Email:	SFsurveillance@fgic.com

Process Agent. Not applicable.

(b)	Offices. Section 10(a) applies.

(c)	Multibranch Party. Party A is a Multibranch Party and may act through its London and New York Offices. Party B is not a Multibranch Party.

(d)	“Calculation Agent” means Party A; provided, however, that if an Event of Default occurs with respect to Party A, the Calculation Agent shall be the person designated as such by Party B that shall be reasonably acceptable to Party A.

(e)	Credit Support Document. Details of any Credit Support Document:

(i)	For Party A, (i) the 1994 ISDA Credit Support Annex (New York Law) and paragraph 13 thereto entered into between Party A and Party B and dated the date hereof (the “Credit Support Annex”), or (ii) such other credit support document, if any, contemplated by Part 1(o) or Part 6(m) of this Schedule.

(ii)	For Party B, the following is a Credit Support Document: the Credit Support Annex.

(f)	Credit Support Provider.

(i)	For Party A, Credit Support Provider means: Initially, not applicable; provided, however, that in the case of the reduction of Party A’s rating pursuant to Part 6(m) or Part 1(o) of this Schedule, the Credit Support Provider that is party to the Credit Support Document, if any, contemplated by Part 6(m) or Part 1(o) of this Schedule.

(ii)	For Party B, Credit Support Provider means: Not Applicable.

(g)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of laws doctrine except Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

(h)	Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement, any Credit Support Document to which it is a party, or any Transaction. Each party also acknowledges that this waiver is a material inducement to the other party’s entering into this Agreement and each Transaction hereunder.

(i)	Netting of Payments. Section 2(c)(ii) of this Agreement will apply.

(j)	“Affiliate” has its meaning as defined in Section 14 of this Agreement. The Insurer shall not be considered an Affiliate of Party B.

(k)	Jurisdiction. Section 13(b) is hereby amended by (i) deleting in the second line of subparagraph (i) thereof the word “non” and (ii) deleting the final paragraph.

Part 5. Other Provisions

(a)	ISDA Publications.

(i)	2000 ISDA Definitions. This Agreement and each Transaction are subject to the 2000 ISDA Definitions (including its Annex) published by the International Swaps and Derivatives Association, Inc. (together, the “2000 ISDA Definitions”) and will be governed by the provisions of the 2000 ISDA Definitions without regard to any further amendment to the 2000 ISDA Definitions subsequent to the date hereof. The provisions of the 2000 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a “Swap Transaction” in the 2000 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a Transaction in this Agreement or any Confirmation is deemed to be a reference to a Swap Transaction for purposes of the 2000 ISDA Definitions. The provisions of this Agreement (exclusive of the 2000 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2000 ISDA Definitions.

(b)	Additional Representations. Section 3 is amended by adding the following Sections 3(g), (h), (i), (j) and (k):

“(g) No Agency. It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction, and any other documentation relating to this Agreement or any Transaction, as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(h) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and that Transaction and as to whether the Agreement and that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Agreement and that Transaction; it being understood that information and explanations related to the terms and conditions of the Agreement and a Transaction shall not be considered investment advice or a recommendation to enter into the Agreement and that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Agreement and that Transaction.

(i) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(j) Status. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(k) Eligibility. It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act (as amended, including as amended by the Commodity Futures Modernization Act of 2000).”

(c)	Confirmation Procedures. Each party acknowledges and agrees that the Confirmations executed as of the date hereof and designated as Party A Reference Nos.1987641B/1988587B and 1987679B/1988604B shall be the only Transactions governed by this Agreement (it being understood that, in the event any such Confirmation shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation). Party A and Party B shall not enter into any additional Confirmations or Transactions hereunder.

(d)	Additional Definitions.

“Eligible Guarantee” means an unconditional and irrevocable guarantee of all present and future obligations of Party A under this Agreement (or, solely for purposes of the definition of Eligible Replacement, all present and future obligations of such Eligible Replacement under this Agreement or its replacement, as applicable) which is provided by a guarantor, that satisfies the S&P Required Ratings, the Fitch Required Ratings and the Moody’s Second Trigger Required Ratings, as principal debtor rather than surety and is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition and the prior written consent of the Insurer (not to be unreasonably withheld), and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to withholding for tax and such opinion has been delivered to Moody’s or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to withholding for tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required.

“Eligible Replacement” means a leading dealer in the relevant market (A)(i) that satisfies the Moody’s Second Trigger Required Ratings, the S&P Required Ratings and the Fitch Required Ratings or (ii) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee, and (B) which entity would satisfy conditions of the definition of Permitted Transfer (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer and (C) is reasonably acceptable to Insurer.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment vehicle or derivative product company.

“Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

“Fitch Approved Ratings” means a long-term unsecured and unsubordinated debt rating from Fitch of at least “A” and a short-term unsecured and unsubordinated debt rating from Fitch of at least “F1”.

“Fitch Required Ratings” means a long-term unsecured and unsubordinated debt rating from Fitch of at least “BBB-”.

“Moody’s Short-term Rating” means a rating assigned by Moody’s under its short-term rating scale in respect of an entity’s short-term, unsecured and unsubordinated debt obligations.

“Permitted Transfer” means a transfer by Party A to a transferee (the “Transferee”) of all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps; (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4); (c) an Event of Default or Termination Event would not occur as a result of such transfer; (d) pursuant to a written instrument (the “Transfer Agreement”), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction; (e) such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A’s rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) the Rating Agency Condition is satisfied (subject to Part 6(a)); (h) such transfer otherwise complies with the terms of the Indenture and Sale and Servicing Agreement and (g) such transfer satisfies the provisions set forth in Part 6(a) hereof.

“Rating Agency” means each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (so long as any Notes deemed outstanding under the Indenture are rated by S&P) and Moody’s Investors Service, Inc. (“Moody’s”) (so long as any Notes deemed outstanding under the Indenture are rated by Moody’s) and Fitch, Inc. (“Fitch”) (so long as any Notes deemed outstanding under the Indenture are rated by Fitch).

“Relevant Entities” or “Relevant Entity” means Party A and any guarantor under an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

“S&P Required Ratings” means (a) with respect to any Relevant Entity which is a Financial Institution, either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such Relevant Entity are rated at least “A-2” by S&P or (ii) if the entity does not have a short-term rating from S&P, the unsecured, unguaranteed and otherwise unsupported long-term debt obligations of such Relevant Entity are rated at least “BBB+” by S&P or (b) with respect to any Relevant Entity which is not a Financial Institution, either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such Relevant Entity are rated at least “A-1” by S&P or (ii) if the entity does not have a short-term rating from S&P, the unsecured, unguaranteed and otherwise unsupported long-term debt obligations of such Relevant Entity are rated at least “A+” by S&P.

(e)	Pari Passu. Party A represents that its obligations under this Agreement rank pari passu with all of its other unsecured, unsubordinated obligations except those obligations preferred by operation of law.

Part 6. Additional Terms Relating to the Indenture

(a)	Transfers.

(i)	Subject to Section 6(b)(ii) (as amended by Part 6(a)(v) hereof), 7(a) and (b) and Part 6(a)(ii) below, Party A may not transfer (whether by way of security or otherwise) any interest or obligation in or under this Agreement without (A) the prior written consent of Party B, (B) the prior written consent of the Insurer (such consent not to be unreasonably withheld) and (C) satisfaction of the Rating Agency Condition.

(ii)	Subject to giving prior written notice to Party B, if the Moody’s First Rating Trigger Requirements apply or a Party A Ratings Downgrade has occurred, Party A may (at its own cost) transfer all or substantially all of its rights and obligations with respect to this Agreement to an Eligible Replacement, subject to the Rating Agency Condition and the prior written consent of the Insurer (not to be unreasonably withheld), such that such Eligible Replacement contracts with Party B on terms that:

(x) have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer; and

(y) are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B.

(iii)	In determining whether or not a transfer satisfies the condition of sub-paragraph (ii)(y) above, Party B shall act in a commercially reasonable manner.

(iv)	If an Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with (ii) above, Party B shall, at Party A’s written request and at Party A’s cost, take any reasonable steps required to be taken by it to effect such transfer.

(v)	Transfer or Restructuring to Avoid Termination Event. Section 6(b)(ii) of the Agreement shall be amended in its entirety to read as follows: If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), within 20 days after it gives notice under Section 6(b)(i), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to (A) transfer all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist or (B) replace the Affected Transaction(s) with one or more economically equivalent transactions so that such Termination Event ceases to exist.

If the Affected Party is not able to cause such a transfer or restructuring it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer or cause such a restructuring within 30 days after the notice is given under Section 6(b)(i).

Any transfer by a party under Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed. Any restructuring by a party under Section 6(b)(ii) will be subject to and conditional upon the satisfaction of the Rating Agency Condition and the prior written consent of the other party and the Insurer, which consent shall not unreasonably be withheld.

(b)	Permitted Security Interest. For purposes of Section 7 of this Agreement, Party A hereby consents to the Permitted Security Interest, subject to the provisions of paragraph (c) below.

“Permitted Security Interest” means the pledge and assignment by Party B of the Swap Collateral to the Indenture Trustee pursuant to the Indenture, and the granting to the Indenture Trustee of a security interest in the Swap Collateral pursuant to the Indenture.

“Swap Collateral” means all right, title and interest of Party B in this Agreement, each Transaction hereunder, and all present and future amounts payable by Party A to Party B under or in connection with this Agreement or any Transaction governed by this Agreement, including, without limitation, any transfer or termination of any such Transaction.

“Indenture Trustee” means Deutsche Bank Trust Company Americas, or any successor, acting as Indenture Trustee pursuant to the Indenture.

(c)	Effect of Permitted Security Interest.

(i)	Notwithstanding the Permitted Security Interest, Party B shall not be released from any of its obligations under this Agreement or any Transaction, and Party A may exercise its rights and remedies under this Agreement without notice to, or the consent of, the Indenture Trustee or any Noteholder, except as otherwise expressly provided in this Agreement (including any rights expressly granted to the Insurer, which shall not be affected by this Part 6(c)(i)).

(ii)	Party A’s consent to the Permitted Security Interest is expressly limited to the Indenture Trustee for the benefit of the secured parties under the Indenture, and Party A does not consent to the sale or transfer by the Indenture Trustee of the Swap Collateral to any other person or entity (other than a successor to the Indenture Trustee under the Indenture acting in that capacity), and the manner in which the Indenture Trustee may realize upon the Swap Collateral shall be (subject to the Insurer’s rights under this Agreement and the Indenture) to declare an Additional Termination Event and designate an Early Termination Date by notice given to Party A pursuant to the Additional Termination Event provisions of this Schedule.

(iii)	Party B hereby acknowledges that, as a result of the Permitted Security Interest, all of its rights under this Agreement, including any Transaction, have (subject to the Insurer’s rights hereunder) been assigned to the Indenture Trustee pursuant to the Indenture and notwithstanding any other provision in this Agreement, Party B may not take any action hereunder to exercise any of such rights without the prior written consent of the Insurer, including, without limitation, providing any notice under this Agreement the effect of which would be to cause an Early Termination Date to occur or be deemed to occur. If Party B gives any notice to Party A for the purposes of exercising any of Party B’s rights under this Agreement, Party A shall have the option of treating that notice as void unless that notice is signed by the Insurer acknowledging its consent to the provisions of that notice. Nothing herein shall be construed as requiring the consent of the Indenture Trustee, the Insurer or any Noteholder for the performance by Party B of any of its obligations hereunder.

(iv)	Except as expressly provided in this Agreement for any Permitted Transfer, Event of Default, Termination Event or Additional Termination Event, Party A and Party B may not enter into any agreement to dispose of any Transaction, whether in the form of a termination, unwind, transfer or otherwise without the prior written consent of the Indenture Trustee and the Insurer (which consent shall not be unreasonably withheld).

(v)	Except as expressly provided in this Agreement, no amendment, modification, or waiver in respect of this Agreement will be effective unless (A) evidenced by a writing executed by each party hereto, and (B) each of the Indenture Trustee and the Insurer has acknowledged its consent thereto in writing (which consent shall not be unreasonably withheld) and each Rating Agency Condition has been satisfied with respect to such amendment, modification or waiver.

(d)	Payments. All payments to Party B under this Agreement or any Transaction shall be made to the Indenture Trustee.

(e)	Set-off. Party A and Party B hereby waive any and all right of set-off with respect to any amounts due under this Agreement or any Transaction, provided that nothing herein shall be construed to waive or otherwise limit the netting provisions contained in Sections 2(c) and 6 of this Agreement. Section 6(e) is amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this section will be subject to any set-off.”

(f)	Indenture.

(i)	Party B hereby acknowledges that Party A is a secured party under the Indenture with respect to this Agreement, and Party B agrees for the benefit of Party A that no Transaction Document will be amended by Party B or any Affiliate of Party B without the prior consent of Party A to the extent that such consent is required under such Transaction Document.

(ii)	On the date Party B executes and delivers this Agreement and the Transaction, Party B hereby represents and warrants to Party A: that the Indenture is in full force and effect; that Party B is not party to any separate agreement with any of the parties to the Indenture (or with any other person or entity) that would have the effect of diminishing or impairing the rights, interests or benefits that have been granted to Party A under, and which are expressly set forth in, the Indenture; that Party B’s obligations under this Agreement are secured under the Indenture; that this Agreement constitutes an Interest Rate Swap Agreement under the Indenture; that each Transaction entered into under this Agreement is an Interest Rate Swap Agreement under the Indenture; that Party A constitutes a Swap Counterparty under the Indenture; that nothing herein violates or conflicts with any of the provisions of the Indenture or any other documents executed in connection therewith.

(g)	Consent to Notice & Communications. Party B hereby consents to the giving to the Indenture Trustee and the Insurer of notice by Party A of Party A’s address and telecopy and telephone numbers for all purposes of the Indenture, and in addition, Party A shall also be entitled at any time to provide the Indenture Trustee and the Insurer with copies of this Agreement, including all Confirmations. In addition, Party A shall not be precluded from communicating with the Indenture Trustee, the Insurer or any party to, or any third party beneficiary under, the Indenture or the Sale and Servicing Agreement for the purpose of exercising, enforcing or protecting any of Party A’s rights or remedies under this Agreement or any rights, interests or benefits granted to Party A under the Indenture, the Sale and Servicing Agreement or the Swap Policy.

(h)

No Bankruptcy Petition. Party A agrees that, prior to the date which is at least one year and one day after the Notes have been paid in full, it will not institute against, or join any other person or entity in instituting against or cause any party to institute against, Party B any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or state bankruptcy or similar laws, provided that nothing herein shall preclude, or be deemed to estop, Party A from taking any action in any case or proceeding voluntarily filed or commenced by or on behalf of Party B or in any involuntary case or proceeding after it has commenced. This Part 6(h) shall survive termination of this Agreement.

(i)	Limitation of Liability. Notwithstanding anything contained herein to the contrary, in executing this Agreement (including the Schedule, Credit Support Annex, if applicable, and each Confirmation) on behalf of Party B, Wilmington Trust Company (the “Owner Trustee”) is acting solely in its capacity as owner trustee of Party B and not in its individual capacity, and in no event shall Wilmington Trust Company, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of Party B hereunder, for which recourse shall be had solely to the assets of Party B.

(j)	Party A’s Rights Solely Against Collateral. The liability of Party B to Party A hereunder is limited in recourse to the Collateral and the other assets and to the extent that the proceeds of the Collateral and other assets, when applied in accordance with the priority of payments set forth in Section 5.4(b) of the Indenture and the other applicable provisions of the Indenture or Section 4.4 of the Sale and Servicing Agreement, as applicable, are insufficient to meet the obligations of Party B hereunder in full, Party B shall have no further liability in respect of any such outstanding obligations. It is understood that the foregoing provisions shall not (i) prevent recourse to the Collateral and the other assets for the sums due or to become due under any security, instrument or agreement which is part of the Collateral and the other assets (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Collateral and the other assets have been realized and the proceeds applied in accordance with the Indenture.

(k)	No Suspension of Payments. Notwithstanding Section 2(a)(iii) of this Agreement or Paragraph 4(a) of the Credit Support Annex, if applicable, Party A shall not suspend any payments due under a Transaction or the transfer of Eligible Credit Support under the Credit Support Annex, if applicable, unless the Insurer is in default in respect of any payment obligation under the Swap Policy.

(l)	Amendments.

(i) Section 2(a)(iii) is hereby amended by adding the words “or Additional Termination Event pursuant to Part 1(o)(A), (C) or (D) of the Schedule” in the second line after the words “Potential Event of Default” thereof.

(ii) Section 9(b) of the Agreement is hereby amended by adding the words “or any Credit Support Document” after the word “Agreement” in the second line thereof and by adding “and consented to in writing by the Insurer (which consent shall not be unreasonably withheld)” after “messaging system”. In addition to the requirements of Section 9 of the Agreement, this Agreement shall not be amended unless Party B shall have satisfied the Rating Agency Condition.

(iii) Section 11 is hereby amended by adding the words “or Affected Party with respect to an Additional Termination Event pursuant to Part 1(o)(A), (C) or (D) of the Schedule” in the first line after the word “Party” thereof.

(m)	S&P and Fitch Downgrade Event. In the event (i) S&P assigns to a Relevant Entity that is a Financial Institution (x) a long-term senior unsecured debt rating lower than “A+”, if such Relevant Entity does not have a short-term debt rating or (y) a short-term senior unsecured debt rating lower than “A-1” (an ”S&P Approved Ratings Downgrade”), or (ii) Fitch assigns to the Relevant Entity a rating lower than the Fitch Approved Ratings ((a “Fitch Approved Ratings Downgrade”, and together with an S&P Approved Ratings Downgrade, a “Party A Ratings Downgrade”), Party A shall promptly, but in no event later than two (2) Local Business Days following the date of such Party A Ratings Downgrade, give Party B, the Insurer and the Indenture Trustee written notice of the occurrence of such Party A Ratings Downgrade (provided, however, that the failure to give such notice shall not be an Event of Default or a Termination Event under this Agreement). Not later than 30 calendar days after a Fitch Approved Rating Downgrade or not later than 10 Local Business Days after an S&P Approved Ratings Downgrade, if Party A has not transferred its obligations to an Eligible Replacement in accordance with Part 6(a) hereof or obtained an Eligible Guarantee in either case with the consent of Party B, the Insurer and the Indenture Trustee, Party A shall post Eligible Collateral pursuant to the Credit Support Annex.

In the event (i) S&P (x) assigns to the Relevant Entity a rating lower than the S&P Required Ratings or (y) withdraws its ratings of the Relevant Entity (each such event, an “S&P Required Ratings Downgrade”), or (ii) Fitch (y) assigns to the Relevant Entity a rating lower than the Fitch Required Ratings or (y) withdraws its ratings of the Relevant Entity (each such event, a “Fitch Required Ratings Downgrade”), Party A must (a) post Eligible Collateral pursuant to the Credit Support Annex, and (b) within 60 calendars days of such S&P Required Ratings Downgrade or within 30 calendar days of such Fitch Required Ratings Downgrade, either (i) obtain at Party A’s expense an Eligible Guarantee with the consent of Party B, the Insurer and the Indenture Trustee or (ii) transfer its obligations to an Eligible Replacement in accordance with Part 6(a) hereof.

The cost of finding and putting into place a Eligible Replacement or Eligible Guarantee shall be borne by Party A. For the avoidance of doubt, both parties agree that Party A shall only be required to post collateral pursuant to the terms of the Credit Support Annex for the period (the “Collateral Requirement Period”) commencing at the times specified above until an Eligible Replacement or an Eligible Guarantee is in place. Once the Collateral Requirement Period has ended, Party B shall return any such Eligible Collateral to Party A as soon as reasonably practicable and to the extent such Eligible Collateral has not already been applied in accordance with this Agreement or such Credit Support Annex.

In the event of an Early Termination Date in respect of a Party A Ratings Downgrade, an S&P Required Ratings Downgrade or a Fitch Required Ratings Downgrade and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

For avoidance of doubt, this Part 6(m) does not relate to Party A’s obligation to post collateral or obtain a guarantee in connection with the Moody’s First Rating Trigger Requirements or the Moody’s Second Rating Trigger Requirements.

(n)	Consent to Recording. Each party consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between marketing and trading personnel of the parties, waives any further notice of such monitoring or recording and agrees promptly to provide the other party a copy of such recordings upon request.

(o)	Reference Market-makers. The definition of “Reference Market-makers” set forth in Section 14 of the Agreement shall be amended in its entirety to read as follows: “Reference Market-makers” means four (4) leading dealers in the relevant swap market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among dealers having an office in the same city. The rating classification assigned to any outstanding long term senior debt securities issued by such dealers shall be at least (1) “Aa3” or higher as determined by Moody’s, (2) “AA-” or higher as determined by S&P, (3) “AA” or higher as determined by Fitch or (4) an equivalent investment grade rating determined by a nationally recognized rating service acceptable to both parties, provided, however, that, in any case, if Market Quotations cannot be determined by four (4) such dealers, the party making the determination of the Market Quotation may designate, with the consent of the other party and the Insurer, one (1) or more leading dealers whose long term senior debt bears a lower investment grade rating.

(p)	USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(q)	Compliance with Regulation AB.

(i)	Party A has been advised by Party B that Capital One Auto Receivables, LLC (the “Seller”) and Party B are required under Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (“Regulation AB”), to disclose certain information regarding Party A. Such information may include financial information to the extent required under Item 1115 of Regulation AB.

(ii)

If required, upon written request, Party A shall provide to Party B or the Seller the applicable financial information described under Item 1115(b) of Regulation AB (the “Reg AB Financial Information”) within ten (10) Business Days of receipt of a written request for such Reg AB Financial Information by the Seller or Party B (the “Response Period”), so long as the Seller or Party B has reasonably determined, in good faith, that such information is required under Regulation AB. In the event that Party A does not provide any such Reg AB Financial Information by the end of the related Response Period, Party A shall promptly, but in no event later than ten (10) Local Business Days following the end of such Response Period, find a replacement counterparty that (A) has the ability to provide its applicable Reg AB Financial Information, (B) satisfies the Rating Agency Condition, (C) is acceptable to Party B and the Insurer and (D) enters into an agreement with Party B substantially in the form of this Agreement (such replacement counterparty, a “Reg AB Approved Entity”). Party A shall continue to perform its obligations and use reasonable efforts to find a Reg AB Approved Entity until a suitable substitute is in place. The cost of finding and transferring its rights and obligations to a Reg AB Approved Entity shall be borne by Party A.

The failure of Party A to comply with its obligation to find a replacement counterparty as described in the preceding paragraph will result in an Additional Termination Event under Part 1(o)(i)(A) of this Agreement. In the event of an Early Termination Date in respect of the foregoing Additional Termination Event and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(iii)	If Party B or the Seller request (in writing) the Reg AB Financial Information from Party A, then the Seller or Party B will promptly (and in any event within one (1) Business Day of the date of the request for the Reg AB Financial Information) provide Party A with a written explanation of how the significance percentage was calculated.

(iv)	Party A represents and warrants that (A) the statements under the heading “Summary of Terms – The Parties – Swap Counterparty” and (B) the first three paragraphs under the heading “The Swap Counterparty”, each as appearing in the Preliminary Prospectus Supplement, dated October 1, 2007, or in the Prospectus Supplement, dated October 2, 2007, each relating to Capital One Auto Finance Trust 2007-C (the “Prospectus Information”) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)	(A) Party A shall indemnify and hold harmless Party B, the Seller, their respective directors or officers and any person controlling Party B or the Seller, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Information or in any Reg AB Financial Information that Party A provides to Party B or the Seller pursuant to this Part 6(q) (the “Party A Information”) or caused by any omission or alleged omission to state in the Party A Information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(B) Capital One Auto Finance Inc. (“COAF”) shall indemnify and hold harmless Party A, its respective directors or officers and any person controlling Party A, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus Supplement referred to in clause (iv) above (together with the accompanying base Prospectus), the Prospectus Supplement referred to in clause (iv) above (together with the accompanying base Prospectus) (collectively, the “Prospectus Disclosure”) or caused by any omission or alleged omission to state in the Prospectus Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that COAF shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement in or omission or alleged omission made in any such Prospectus Disclosure in the Party A Information.

(vi)

Promptly after the indemnified party under Part 6(q)(v) receives notice of the commencement of any such action, the indemnified party will, if a claim in respect thereof is to be made pursuant to Part 6(q)(v), promptly notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel, (ii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. No indemnified party will settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

(r)	Tax. Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, all Taxes in relation to payments by Party A shall be Indemnifiable Taxes unless (i) such Taxes are assessed directly against Party B and not by deduction or withholding by Party A or (ii) arise as a result of a Change in Tax Law (in which case such Tax shall be an Indemnifiable Tax only if such Tax satisfies the definition of Indemnifiable Tax provided in Section 14). In relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

(s)	Third-party Beneficiary. Each of Party A and Party B hereby acknowledges and agrees that the Insurer shall be an express third-party beneficiary (and not merely an incidental third-party beneficiary) of this Agreement and the obligations of each party under any Transaction, and as such, entitled to enforce the provisions hereof and otherwise shall be afforded all remedies available hereunder or by law against the parties hereto to redress any damage or loss incurred by the Insurer including, but not limited to, reasonable fees (including reasonable attorneys fees), costs and expenses incurred by the Insurer which are related to, or resulting from a breach by such party of its obligations hereunder.

(t)	Policy Coverage. Each of Party A and Party B acknowledges and agrees that the Insurer’s obligations with respect to the Transactions shall be limited to the terms of the Swap Policy. Notwithstanding Section 2(e) or any other provision of this Agreement, the Insurer shall not have any obligation to pay interest on any amount payable by Party B under this Agreement.

(u)	Subrogation. Each of Party A and Party B hereby acknowledges that, to the extent of payments made by the Insurer to Party A under the Swap Policy, the Insurer shall be fully subrogated to the rights of Party A against Party B under the Transaction to which such payments relate, including, but not limited to, the right to receive payment from Party B and the enforcement of any remedies against Party B. Party A hereby assigns to the Insurer its right to receive payment from Party B under any Transaction to the extent of any payment thereunder by the Insurer to Party A. Party B hereby acknowledges and consents to the assignment by Party A to the Insurer of any rights and remedies that Party A has under any Transaction or any other document executed in connection herewith.

(v)	Representations and Agreements. Each party agrees that each of its representations and agreements in this Agreement is expressly made to and for the benefit of each other and the Insurer.

(w)	Expenses. Party B agrees to reimburse the Insurer immediately and unconditionally upon demand for all reasonable expenses incurred by the Insurer in connection with the issuance of the Swap Policy and the enforcement by the Insurer of Party B’s obligations under this Agreement and any other documents executed in connection with the execution and delivery of this Agreement, including, but not limited to, fees (including professional fees), costs and expenses incurred by the Insurer which are related to or resulting from any breach by Party B of its obligations hereunder.

(x)	Notices. A copy of each notice or other communication between the parties with respect to this Agreement must be sent at the same time to the Insurer.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

BARCLAYS BANK PLC

By:	/s/ LeeLee Panno
	Name:	LeeLee Panno
	Title:	Associate Director, Corporate Derivatives

CAPITAL ONE AUTO FINANCE TRUST 2007-C

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely in its capacity as Owner Trustee

By:	/s/ J. Christopher Murphy
	Name:	J. Christopher Murphy
	Title:	Financial Services Officer

S-1	Swap Schedule (COAFT 2007-C)

Capital One Auto Finance, Inc. joins in this Schedule solely for purposes of Part 6(q)(v) and (vi).

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ Albert A. Ciafre
	Name:	Albert A. Ciafre
	Title:	Vice President

S-2	Swap Schedule (COAFT 2007-C)